EXHIBIT 5.1

August 24, 2018

RXi Pharmaceuticals Corporation

257 Simarano Drive, Suite 101

Marlborough, Massachusetts 01752

Re:	RXi Pharmaceuticals Corporation—Registration Statement on Form S-8 of an additional 1,025,000 Shares of Common Stock (the “Shares”)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of RXi Pharmaceuticals Corporation, a Delaware corporation (the “Company”), filed on the date hereof with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering of an additional (i) 625,000 Shares reserved for issuance under the RXi Pharmaceuticals Corporation 2012 Long Term Incentive Plan (the “LTIP”) and (ii) 400,000 Shares reserved for issuance under the RXi Pharmaceuticals Corporation Employee Stock Purchase Plan (the “ESPP” and together with the LTIP, the “Plans”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares issuable under the Plans, when issued in accordance with the terms of the Plans, will be validly issued, fully paid and non-assessable.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the law of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP